UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 3, 2024

 TEAM, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08604	74-1765729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
13131 Dairy Ashford, Suite 600
Sugar Land, Texas 77478
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (281) 331-6154
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.30 par value	TISI	New York Stock Exchange
Preferred Stock Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 3, 2024, the Board of Directors (the “Board”) of Team, Inc. (the “Company”), upon the recommendation of the Corporate Governance and Nominating Committee of the Board, appointed Pamela J. McGinnis to the Board as a Class II director, effective as of April 3, 2024, for a term expiring at the Company’s 2024 annual meeting of shareholders (the “Annual Meeting”) or until her successor shall have been duly elected and qualified or until she shall resign, become disqualified or disabled, or shall otherwise be removed. Ms. McGinnis will stand for re-election at the Annual Meeting. In connection with the appointment of Ms. McGinnis, the size of the Board was increased from six to seven directors. Pursuant to the Board’s standard compensation policy for non-employee directors, Ms. McGinnis will receive a $172,500 annual cash retainer payable in equal monthly installments. The Board has also appointed Ms. McGinnis to serve on the Board’s Compensation Committee.

In connection with the appointment of Ms. McGinnis to the Board, the Company entered into an Indemnification Agreement (the “Indemnification Agreement”) with Ms. McGinnis pursuant to which the Company agreed to indemnify Ms. McGinnis against liability arising out of the performance of her duties to the Company. The Indemnification Agreement also requires the advancement of expenses in connection with proceedings and includes customary procedures with respect to indemnification and advancements of expenses, in each case on the terms and conditions set forth therein. The foregoing description is qualified in its entirety by reference to the full text of such Indemnification Agreement, the form of which is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 9, 2018 and incorporated in this Item 5.02 by reference.

From November 2016 to August 2022, Ms. McGinnis served as Corporate Vice President, Global Sales, Retail Operations and Marketing for Phillips 66. From 2014 through 2016, Ms. McGinnis served as Chief Procurement Officer and from 2012 through 2014 Ms. McGinnis served as General Manager, Product Supply, Distribution and Sales, Commercial. Ms. McGinnis also served as the Phillips 66 lead director for the Alta Convenience, LLC joint venture, from 2021 through 2022, and the United Pacific, LLC joint venture, from 2019 through 2022. There are no arrangements between Ms. McGinnis and any other person pursuant to which Ms. McGinnis was appointed as a director, nor are there any transactions to which the Company is or was a participant and in which Ms. McGinnis has a material interest subject to disclosure under Item 404(a) of Regulation S-K. The Board determined that Ms. McGinnis satisfies the general independence requirements under Section 303A.02 of the NYSE Manual for service as an independent director.

On April 3, 2024, the Compensation Committee of the Board modified the severance benefits available to Nelson M. Haight, the Company’s Executive Vice President and Chief Financial Officer, such that the severance benefits applicable to Mr. Haight as of April 3, 2024 align with those of Eligible Presidents and Executive Vice Presidents of Team (Category II) under the Company’s Senior Management Compensation and Benefits Continuation Policy. As a result of the modification, (i) the number of months of continued base salary that Mr. Haight is to receive upon the involuntary termination of his employment without cause or the voluntary termination of his employment for good reason increased from 12 months to 15 months, and (ii) the supplemental single lump sum base salary payment equivalent that Mr. Haight is to receive upon the involuntary termination of his employment without cause or the voluntary termination of his employment for good reason occurring within 90 days before or within 360 days after a change of control of the Company increased from 24 months to 30 months.

Item 7.01	Regulation FD Disclosure.

On April 8, 2024 the Company issued a press release announcing the appointment of Ms. McGinnis to the Board. A copy of that press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1 hereto) is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit number	Description

99.1	Team, Inc.’s Press Release issued April 8, 2024
10.1	Form of Indemnification Agreement (Filed as an Exhibit 10.2 to Team, Inc.’s Current Report on Form 8-K filed on February 9, 2018 and incorporated by reference herein).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM, Inc.

By:	/s/ André C. Bouchard
André C. Bouchard
Executive Vice President, Administration, Chief Legal Officer and Secretary
Dated: April 8, 2024